EXHIBIT 99

$TDCH, $AAPL, $GOOG, $INUV, $DMD, $YUME, 30DC TARGETS MUSHROOMING MARKET FOR DIGITAL PUBLISHING

The smart phone and tablets in our hands signal a seismic shift in consumer focus. The acceptance rate for mobile devices is ten times that of personal computers in the 1980s and three times the adoption of social networking options. Mobile devices represent a new, exciting medium to create and nurture profitable, productive relationships with a wide audience of consumers.

Online content creators ready to use the impressive power of mobile commerce can get help from 30DC, Inc. (OTCQB: TDCH), a provider of tools and solutions for digital content monetization. 30DC offers a mobile digital publishing platform called MAGCAST to help create and publish engaging, informative content for the mobile world.

A growing number of publishers of user generated content have done just that. In less than two years after launch the MAGCAST platform is now supporting almost 1,000 live `magazine' mobile apps published by its users on Apple's Newsstand (NASDAQ: AAPL). This represents a significant number of all apps in Apple's Newsstand. A recent upgrade to the MAGCAST platform has added Google's Android operating system (NASDAQ: GOOG) as a publication channel, promising to boost user interest all around in the coming months.

The success of the MAGCASt digital publishing platform has been a boost for 30DC as well. During the nine months ended March 31, 2014, the company's product sales of jumped 280% year-over-year from $619,068 to $2.4 million, with the MAGCAST subscriptions and license fees contributing the lion's share of the increase. Operating income switched to a small profit in the first nine months of fiscal year 2014, from a loss of $473,107 in the prior fiscal year.

In this article, we'll take a closer look at 30DC's MAGCAST platform and how it is positioned in the mobile digital publishing market. We will also look at some near-term catalysts for 30DC stock.

MAKING MOBILE PUBLISHING EASIER

30DC's MAGCAST platform is designed to make publishing to mobile devices easier and more affordable for individuals and small business. Large companies, such as publishers with a long history in the print media, can hire dedicated teams to build new mobile apps that convert their print publications to digital format. In contrast, the MAGCAST platform is simple and intuitive, making it possible for digital content creators, even with no programming skills, to build their own mobile digital publication from scratch.

There is a full set of step-by-step instructions available from, beginning with set-up of the required Apple Development Account. Using a simple drag-and-drop interface, MAGCAST users can upload a PDF file and optimize it by adding links, videos, and buy buttons before publishing it to Apple's Newsstand with a single click. Google Analytics integration enables real-time tracking of customer behavior. Publishers can also integrate e-mail subscriptions, third-party affiliate links, and other tools to generate long-term revenue. Subscriptions can be managed through Apple's iTunes platform.

https://www.youtube.com/watch?v=1D17Tf34WPg

The Magcast platform is available to users for just $3,597 per year per magazine. Users can publish an unlimitednumber of issues and make changes to content without restriction. Most importantly users do not have to share any revenues from their mobile applications with MagCast.Compared to enterprise platforms like MagPlus, Adobe,PageSuite, MagCast is very affordable.

If investors are concerned about the revenue potential in a competitively priced product, they can take encouragement from market size. 30DC's target market of enterprising writers and e-commerce entrepreneurs is magnitudes larger than the conventional publishing market, at least in terms of numbers of potential users.
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VAST POTENTIAL IN MOBILE MARKETPLACE

With a background in providing Internet marketing solutions and training seminars, 30DC is also uniquely qualified to support users of the MAGCAST platform as they leverage mobile publishing for long-term revenue generation. One of MagCast's key benefits is it provides a simple way for publishers to create, distribute and monetize a digital magazine. This allows the publisher to reach hundreds of millions of potential mobile customers that are spending an increasing amount of time and money using those devices.

Newsstand is a built-in application on Apple's iOS operating system, serving as a unique kind of `folder' to feature individual apps of newspapers and magazines. Newsstand gives an elevated status to digital publications, which can be purchased through the Newsstand category and then stored on the Apple device in the Newsstand folder. Digital publications created on MAGCAST platform get greater visibility and accessibility to potential readers and customers that visit the Apple Store.

MANAGEMENT SYSTEM TO TURN CONTENT INTO CASH

MAGCAST stands out as more than just publishing platform. It is chock-a-block with features that make it a robust content management system that helps users monetize creative productions. For example, video is fast becoming a preferred medium among younger audiences in particular. So the MAGCAST platform makes it possible to post promotional videos to a subscription landing page as well as directly in content.

30DC expertise in marketing is also apparent in other MAGCAST features that are pivotal in building strong relationships and retaining readership. These features have been proven effective in increasing conversion rates of app downloads to content purchases, regular subscriptions and product sales. 30DC uses this success as a key selling point for their MAGCAST product.

LOOKING AHEAD TO THE FUTURE

Today about 50% of the average global mobile web users use their mobile device as their primary means of going online. More importantly mobile website browsing through a conventional Internet browser is being replaced by mobile apps. The transformation is remarkable. Just the same, mobile device development is still at an early stage. The ongoing development of these devices and the apps that run on them will likely open many new possibilities for creative people.

30DC is riding the big waves in this sea change. The company targets a growing number of content creators and businesses preparing for the migration of consumers to mobile devices. 30DC appears well positioned to capitalize on this unfolding trend with its unique MAGCAST mobile publishing platform, built-in marketing features, and competitive pricing.

Small-cap and micro-cap investors in digital media and marketing companies like Inuvo, Inc. (NYSE MKT: INUV), YuMe, Inc. (NYSE: YUME), and Demand Media, Inc. (NYSE: DMD) may want to take a closer look at 30DC. The company has plans for MAGCAST upgrades as well as strategies to expand into new target markets, which should produce interesting sales and earnings results for investors to consider.

For more information, see the following resources:
o         30DC Investor Page
o         30DC Investor Relations Magazine
o         Company Website
o         30DC Twitter

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